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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                               SOFTWARE ARTISTRY, INC.
                (Exact name of registrant as specified in its charter)

                         INDIANA                             35-1731589
               (State or other jurisdiction of           (I.R.S. Employer
                incorporation or organization)            identification No.)

                             9449 PRIORITY WAY WEST DRIVE
                             INDIANAPOLIS, INDIANA  46240
                       (Address of principal executive offices)

                      SOFTWARE ARTISTRY, INC. AMENDED & RESTATED
                             INCENTIVE STOCK OPTION PLAN
                               (Full title of the Plan)

                     THOMAS E. VANNEMAN, Chief Financial Officer
                               Software Artistry, Inc.
                             9449 Priority Way West Drive
                               Indianapolis, IN  46240
                                    (317) 843-1663
 (Name, address and telephone number, including area code, of agent for service)

                                   with a copy to:

                                 O. WAYNE DAVIS, Esq.
                          Henderson, Daily, Withrow & DeVoe
                                2600 One Indiana Plaza
                               Indianapolis, IN  46204
                                    (317) 639-4121


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                           CALCULATION OF REGISTRATION FEE


                        Proposed                   Proposed
                        Maximum                    Maximum
Title of Securities     Amount       Offering      Aggregate      Amount of
to be Registered        to be        Price Per     Offering       Registration
                        Registered    Unit (1)     Price (1)      Fee

Common Stock,
no par value (2)       200,000       $13 11/16    $2,737,500       $830.00
                        shares

(1) Pursuant to Rule 457(c) and (h)(1), the Registration Fee has been calculated based on the average of the high and low prices per share of Common Stock of Software Artistry, Inc. as reported by NASDAQ National Market System on August 11, 1997.

(2) The amount being registered represents the maximum number of shares of Common Stock that may be issued by the Registrant upon the exercise of additional options which may be granted under the Amended and Restated Incentive Stock Option Plan (the "Plan") pursuant to the amendment to the Plan which increased the number of shares available for issuance upon the exercise of stock options under the Plan by 200,000 shares. Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of such plan.


                                   EXPLANATORY NOTE

     This Registration Statement relates to the amendment of the Plan to increase the number of shares available for issuance upon the exercise of stock options under the Plan from 1,875,000 to 2,075,000 (an increase of 200,000 shares). The content of the Registration Statement on Form S-8, Registration No. 33-90802 filed with the Securities and Exchange Commission on March 30, 1995 registering 1,875,000 shares is hereby incorporated by reference.

PART I--INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information*

Item 2.        Information and Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


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PART II--INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement and are deemed to be a part hereof from the date of filing such documents by Software Artistry, Inc. (the "Corporation"):

     (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

      (b) The Corporation's Quarterly Report on Form 10-Q for the quarter June 30, 1997.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.        DESCRIPTION OF SECURITIES.

               Not applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Not applicable.

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ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 23-1-37-1--23-1-37-15 of the Indiana Business Corporation Law permits a corporation to indemnify directors and officers against liability incurred in certain proceedings if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that such conduct was in the best interests of the corporation and, in all other cases, believed such conduct was at least not opposed to the best interests of the corporation. If the proceeding is criminal, the individual must have had either (a) no reasonable cause to believe that such conduct was unlawful or (b) reasonable cause to believe the conduct was lawful. The statute requires a corporation to indemnify an individual who is wholly successful in the defense of any such proceeding against reasonable expenses incurred by such individual, unless the Articles of Incorporation provide otherwise. The corporation may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if certain conditions are satisfied. Unless otherwise provided in Articles of Incorporation, a director or officer may apply for court ordered indemnification which will include reasonable expenses incurred to obtain the indemnification which will include reasonable expenses incurred to obtain the indemnification order if the court determines that the director is entitled to mandatory indemnification or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.
Except in the case of mandatory indemnification, a corporation may indemnify a director or officer only after it is determined that the individual meets the standard of conduct described above. In addition, a corporation may also indemnify and advance expenses to an officer, whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, by-laws, general or specific action of its Board of Directors or Contract. Section 23-1-37-14 of the Indiana Business Corporation Law empowers an Indiana corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, or incurred by, such individual in any such capacity or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify against such liability.

     The Restated By-Laws of the Registrant require the Registrant to indemnify any person who is or was a director, officer or employee of the Registrant or agent of any other corporation, partnership, joint venture, trust or other enterprise (collectively, "Agent") against any and all liabilities and reasonable expense incurred by such person in connection with or resulting from any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or other employee of the Registrant or Agent, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that it is determined:
(i) that such person's conduct was in good faith; (ii) such person reasonably believed his conduct was in or not opposed to the best interests of the Registrant' and (iii) in the case of criminal proceedings, such person

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had no reasonable cause to believe his conduct was unlawful.  The Restated
By-Laws of the Registrant also set forth that the directors of the Company shall be entitled to the fullest indemnification by the Company permitted under applicable law.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

               Not Applicable.

ITEM 8.        EXHIBITS.

EXHIBIT
NUMBER         DESCRIPTION
----------     ------------

5              Opinion of Counsel

10.1           Amended & Restated Incentive Stock Option Plan

23.1           Consent of Ernst & Young LLP

23.3           Legal Counsel Consent (Contained in Exhibit 5)



ITEM 9.   UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions set forth in Item 6, the Plan or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on the 12th day of August 1997.

                                        SOFTWARE ARTISTRY, INC.
                                        By:  /s/ Thomas E. Vanneman
                                        -----------------------------------
                                        (Thomas E. Vanneman)
                                        Chief Financial Officer


                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under "SIGNATURES" constitutes and appoints W. Scott Webber, and Thomas Vanneman, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and

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stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ W. Scott Webber              President, Chief Executive     August 14, 1997
- ----------------------------   Officer and Director
W. Scott Webber                  (PRINCIPAL EXECUTIVE OFFICER)


/s/ Thomas E. Vanneman           Chief Financial Officer and    August 14, 1997
- ----------------------------   Secretary
Thomas E. Vanneman               (CHIEF FINANCIAL OFFICER AND
                                 PRINCIPAL ACCOUNTING OFFICER)


/s/ Joseph A. Piscopo            Chairman of the Board          August 14, 1997
- ----------------------------   of Directors
Joseph A. Piscopo


/s/ Jerry Baker                  Director                       August 14, 1997
- ----------------------------
Jerry Baker


/s/ Lawrence W. Olson            Director                       August 14, 1997
- ----------------------------
Lawrence W. Olson


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